Exhibit 4.1

STOCKHOLDER’S AGREEMENT

DATED AS OF SEPTEMBER 24, 2018

BETWEEN

CORONADO GLOBAL RESOURCES INC.

AND

CORONADO GROUP LLC

i

STOCKHOLDER’S AGREEMENT

This Stockholder’s Agreement is entered into as of September 24, 2018 by and between Coronado Global Resources Inc., a Delaware corporation (the “Company”), and Coronado Group, LLC, a Delaware limited liability company (“Parent”).

BACKGROUND:

WHEREAS, as of the date of this Agreement, Parent owns of record 100% of the outstanding shares of Common Stock;

WHEREAS, the Company is currently contemplating an initial public offering of CHESS Depositary Interests on the Australian Securities Exchange, with each CHESS Depositary Interest representing 1/10th of a fully paid share of the Company’s Common Stock; and

WHEREAS, in connection with, and effective upon, the date of completion of the IPO (the “Closing Date”), the Company and Parent wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I
INTRODUCTORY MATTERS

1.1                               Defined Terms.  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Stockholder’s Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“beneficially own” has the meaning set forth in Rules 13d-3 and 13d-5 promulgated under the Exchange Act.  For the avoidance of doubt, ownership of any CHESS Depositary Interest issued in the Common Stock shall constitute beneficial ownership of the underlying Common Stock for all purposes of this Agreement.

“Board” means the board of directors of the Company.

“CHESS Depositary Interest” means a security interest as defined in the settlement operating rules of ASX Settlement Pty Limited ABN 49 008 504 532.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other securities issued or issuable with respect to any such shares by way of share split, share dividend, recapitalization, merger, exchange or similar event or otherwise.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any member of the Board.

“EMG” means, collectively, Parent, EMG CC HC, LLC, a Delaware limited liability company, EMG Coronado II HC, LLC, a Delaware limited liability company, EMG Coronado Strategic, LP, a Delaware limited partnership, EMG Coronado IV Holdings, LLC, a Delaware limited liability company, or any of their respective successors or Permitted Assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Observer” means a representative of Parent with such rights as set forth in Section 2.10 of the bylaws of the Company.

“Permitted Assigns” means any Affiliate of the entities included in the definition of EMG (other than the Company and any entity that is controlled by the Company), including for the avoidance of doubt any Person, that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

“Share Incentive Plan” means any plan of the Company in effect from time to time pursuant to which Common Stock, CHESS Depositary Interests or other beneficial interests in Common Stock may be issued, or options or other securities convertible or exercisable or exchangeable for Common Stock, CHESS Depositary Interests or other beneficial interests in Common Stock may be granted, to Directors, officers and/or employees of, and/or consultants to the Company and its Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which:  (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security.  When used as a noun, Transfer shall have such correlative meaning as the context may require.

1.2                               Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Unless the context otherwise requires:  (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural and in the plural include the singular, (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified and (d) a reference to “$” is to the currency of the United States unless otherwise specified.

ARTICLE II
CORPORATE GOVERNANCE MATTERS

2.1                               Committee Designations.

(a)                                 For so long as EMG beneficially owns at least fifty percent (50%) of the outstanding shares of Common Stock, EMG shall have the right, but not the obligation, to designate the Directors to be included in the membership of any committee of the Board, and the Company agrees to take all actions necessary to cause any Directors so designated to be included in the membership of any committee of the Board, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

(b)                                 If and to the extent a Series A Triggering Event (as defined in Section 4.3 of the Amended & Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”)) has occurred and any Series A Director (as such term is defined in the Certificate of Incorporation) has been elected, Parent shall have the right to designate one such

Series A Director to be included in the membership of any committee of the Board, and the Company agrees to take all action necessary to cause such Series A Director to be included in the membership of any such committee of the Board, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

2.2                               Consent Rights.  For so long as EMG beneficially owns at least twenty-five percent (25%) of the outstanding shares of Common Stock, in addition to any other vote or authorization required by law, the parties agree that the Company shall not, and shall take all actions necessary to cause its Subsidiaries to not, directly or indirectly, including by merger or consolidation or otherwise, do any of the following without the approval of Parent, in addition to the Board’s approval (or the approval of the required governing body of any Subsidiary of the Company) where applicable:

(a)                                 amending, restating, or amending and restating the Certificate of Incorporation or bylaws of the Company;

(b)                                 issuing any equity security or securities convertible into or exercisable or exchangeable for any equity securities of the Company;

(c)                                  merging or consolidating with or into any other entity, or transferring (by lease, assignment, sale or otherwise) all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole, to another entity, or entering into or agreeing to undertake any transaction or series of related transactions as a result of which any Person, other than EMG would acquire, directly or indirectly, more than 50% of the capital stock of the Company (other than, in each case, transactions among the Company and its wholly owned Subsidiaries);

(d)                                 entering into (i) any agreement providing for the acquisition or divestiture of assets or equity securities of any Person, whether in a single transaction or a series of related transactions, in each case providing for aggregate consideration in excess of $50 million or (ii) any agreement providing for the acquisition or divestiture of assets or equity securities of any Person, whether in a single transaction or a series of related transactions, relating to any business, including any commodity, other than metallurgical coal or thermal coal when extracted or sold as an adjunct to the extraction or sale of metallurgical coal;

(e)                                  entering into (i) any joint venture or similar business alliance having a fair market value as of the date of formation thereof (as reasonably determined by the Board) in excess of $50 million or (ii) any joint venture or similar business alliance relating to any business, including any commodity, other than metallurgical coal or thermal coal when extracted or sold as an adjunct to the extraction or sale of metallurgical coal;

(f)                                   initiating a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving (i) the Company or (ii) any Subsidiary the assets or net income of which are greater than ten percent (10%) of the Company’s consolidated total assets or net income, respectively (or, if subject to the reporting requirements of the Exchange Act, a subsidiary that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act);

(g)                                  any redemption, acquisition or other purchase of any shares of Common Stock or CHESS Depositary Interests (a “Repurchase”) other than Repurchases in accordance with any existing compensation plan of the Company or any Subsidiary or a Repurchase from an employee in connection with such employee’s termination of employment with the Company or any Subsidiary;

(h)                                 any payment or declaration of any dividend or other distribution on any shares of Common Stock or CHESS Depositary Interests or entering into any recapitalization transaction the primary purpose of which is to pay a dividend, except in each case in accordance with the dividend policy of the Company as disclosed in the prospectus, dated September 24, 2018;

(i)                                     the incurrence of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another Person) in an aggregate principal amount in excess of $50 million, other than (x) the incurrence of trade payables arising in the ordinary course of business of the Company and its Subsidiaries or (y) borrowings under the Company’s revolving credit facility (or amendments, extensions, or replacements thereof);

(j)                                    any currency, commodity or interest rate hedging, derivative or trading transactions of any kind, except transactions which are conducted in accordance with a policy approved by both Parent and a majority of the Board;

(k)                                 terminating the employment of the Chief Executive Officer of the Company or hiring a new Chief Executive Officer of the Company;

(l)                                     the adoption of an annual business plan of the Company and its Subsidiaries, taken as a whole (the “Business Plan”), that contemplates or would result in the following:

(i) any reduction of 1 million tonnes or more in planned annual production for the applicable budget year from the prior year’s production;

(ii) any decision to undertake extraction or sale of a commodity other than (A) metallurgical coal, or (B) thermal coal when extracted or sold as an adjunct to the extraction or sale of metallurgical coal; or

(iii) undertaking any new greenfield development projects;

(m)                             any amendments to, or departures from, the then-effective Business Plan approved by the Board that contemplate or would result in the following:

(i) an increase or decrease in aggregate capital expenditures of thirty percent (30%) or more as compared to the amount set forth in such Business Plan;

(ii) a decrease in total production for any particular mine of ten percent (10%) or more as compared to the amount set forth in such Business Plan; or

(iii) that would result in any of the actions contemplated by paragraph (l) above.

(n)                                 engage in any transaction with or involving any Affiliate of the Company or any Affiliate of any stockholder of the Company that beneficially owns in excess of ten percent (10%) of the voting power of the Company (in each case, other than EMG), other than any transaction or series of related transactions in the ordinary course of business and on arms- length third-party terms and in an amount less than $10 million; provided, however that written notice shall be given to the Board at least five (5) business days prior to entering into any related party transaction.

2.3                               Sharing of Information.  Individuals associated with Parent or any of its Affiliates may, from time to time, serve on the Board or the boards of directors of the Company’s Subsidiaries.  The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) will, from time to time, receive non-public information concerning the Company and its Subsidiaries and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 3.4) share such information with other individuals associated with Parent.  Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors and enabling Parent, as equityholder, to better evaluate the Company’s performance and prospects.  The Company, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.

2.4                               Issuance of Securities.  Unless Parent agrees otherwise, for so long as EMG beneficially owns at least ten percent (10%) of the outstanding shares of Common Stock:

(a)                                 any equity securities or securities convertible into or exercisable or exchangeable for any equity securities of the Company which are to be allocated under a Share Incentive Plan will be sourced by purchasing them in the market rather than by issuing them (provided that nothing in this Section 2.4(a) prevents the Company from issuing options or similar rights to receive equity securities or securities convertible into or exercisable or exchangeable for any equity securities of the Company, where those underlying securities will be purchased in the market); and

(b)                                 any issuance of equity securities or securities convertible into or exercisable or exchangeable for any equity securities of the Company must have been offered to Parent in respect of its pro rata share (calculated in accordance with the number of outstanding shares of Common Stock then held by it), and the Company must ensure that any such issuance is structured in a manner which permits this to occur in accordance with applicable Law and the listing rules of any stock exchange on which the Company is listed from time to time.

2.5                               Reduction or Removal of Series A Directors.  In the event that any Series A Directors required to resign pursuant to Section 4.3 of the Certificate of Incorporation are unwilling to resign, Parent will take all such actions as are necessary to cause the removal of such Series A Directors.  In the event that the holders of Common Stock vote to remove any Series A Directors pursuant to Section 4.3 of the Certificate of Incorporation and the affirmative vote received to remove such director is equal to a vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, but less than the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, Parent will take all such actions as are necessary to cause the removal of such Series A Directors, including but not limited to voting in its capacity as the Series A Holder (as such term is defined in the Certificate of Incorporation) as a separate class to the exclusion of all other series or classes of capital stock to remove such Series A Directors.

2.6                               Amendment of Board Observer Rights; Indemnity and Reimbursement.

(a)                                 Section 2.10 (Board Observer Rights) of the bylaws of the Company may not be amended, altered or repealed without the express consent of Parent.

(b)                                 The Company shall indemnify and advance expenses to the Observer to the same extent as a Director shall be indemnified (and have the right to advancement) under Section 6.2 of the Company’s Certificate of Incorporation and Section 6.4 of its by-laws, in each case in effect on the date hereof, and the provisions thereof shall, to the fullest extent possible, apply mutatis mutandis to the Observer.  The Company shall also use commercially reasonable efforts to have the Observer covered by the Company’s existing director and officer indemnity insurance on the same terms and conditions as such director and officer indemnity insurance provides for the coverage of any other persons covered thereby.

(c)                                  The Company shall reimburse the Observer for all reasonable and documented out-of-pocket expenses incurred in connection with the Observer’s attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.  All reimbursements payable by the Company pursuant to Section 2.10 of the Company’s bylaws to directors shall be paid to the Observer in accordance with the Company’s policies and practices with respect to director expense reimbursement then in effect.

ARTICLE III
INFORMATION

3.1                               Books and Records; Access.  For so long as EMG beneficially owns at least five percent (5%) of the outstanding shares of Common Stock, the Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles.  The Company shall, and shall cause its Subsidiaries to, permit Parent and its respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to have access to and review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its best efforts to provide such information to Parent without the loss of any such privilege and notified Parent that such information has not been provided.

3.2                               Co-operation and Assistance.  For so long as EMG beneficially owns at least five percent (5%) of the outstanding shares of Common Stock, subject to compliance with all applicable Law, the Company and Parent must, if EMG so requests, work cooperatively, reasonably and in good faith with EMG, as applicable, and must provide it with any assistance reasonably requested, in connection with any loan or credit facilities, borrowings, financial accommodation or other financing agreement or arrangement entered into or to be entered into by Parent or EMG (“Financing Arrangements”) including, without limitation, any refinancing of such Financing Arrangements.

3.3                               Certain Reports.  For so long as EMG beneficially owns at least five percent (5%) of the outstanding shares of Common Stock, the Company shall provide or cause to be provided to Parent, at Parent’s request:

(a)                                 direct access to the Company’s auditors and officers;

(b)                                 copies of all materials provided to the Board or any committee of the Board (or equivalent governing body) at the same time as provided to the Directors or the members of the relevant committee of the Board (or their equivalent);

(c)                                  information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity, purchases by the Company of any debt or equity securities of the Company and material amendments to the Certificate of Incorporation or bylaws of the Company or any of its respective Subsidiaries, and to provide Parent with the right to consult with the Company and its Subsidiaries with respect to such actions prior to completion of any such actions;

(d)                                 to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(e)                                  such other reports and information or assistance from an officer of the Company or a Subsidiary of the Company, as may be reasonably requested by Parent; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information to Parent or any of its Affiliates without the loss of any such privilege.

3.4                               Confidentiality.  Subject to Section 3.1 and Section 3.3, Parent and its respective designated representatives (and any party receiving information from Parent and its respective designated representatives) shall maintain the confidentiality of any information provided to Parent or its respective designated representatives pursuant to this Agreement, and the Company shall not be required to disclose any privileged information about the Company so long as the Company has used its commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to Parent without the loss of such privilege.  The obligations set forth in this Section 3.4 shall not apply to any confidential information which has become generally known to competitors of the Company or any of the Company’s Subsidiaries

or to Parent or any of its Affiliates through no act or omission of Parent or any of its Affiliates, nor shall the obligations set forth in this Section 3.4 apply to disclosures made to regulatory authorities pursuant to applicable whistleblower Laws or regulations or that are otherwise required by law or judicial process.

ARTICLE IV
GENERAL PROVISIONS

4.1                               Termination.  This Agreement shall terminate on the earlier to occur of (a) such time as Parent is no longer entitled to receive information pursuant to Article III hereof and (b) upon the delivery of a written notice by Parent to the Company requesting that this Agreement terminate.

4.2                               Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid), sent by reputable overnight courier service (charges prepaid) or sent by facsimile, to the Company or Parent at the address or facsimile number set forth below (as applicable) and to any other recipient at the address or facsimile number indicated on the Company’s records, or at such address or facsimile number or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder when, the day delivered personally, five (5) days after deposit in the U.S. mail, one (1) day after deposit with a reputable overnight courier service, or the day sent by facsimile (receipt confirmed).

The Company’s address is:

Coronado Global Resources Inc.
100 Bill Baker Way
Beckley, West Virginia 25801
Attention:  Richard D. Rose, Chief Legal Officer
**

With a copy (which shall not constitute notice) to:
Garold R. Spindler
**

Parent’s address is:

Coronado Group LLC
c/o The Energy & Minerals Group
2229 San Felipe Street
Suite 1300
Houston, Texas 77019
Attention:  Laura Tyson, Chief Operating Officer and General Counsel
**
Fax:  **

4.3                               Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto.  Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

4.4                               Further Assurances.  The parties hereto will sign such further documents, cause such meetings to be held and resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.  To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, Parent being deprived of the rights contemplated by this Agreement.

4.5                               Assignment.  This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that Parent shall be entitled to assign, in whole or in part, to any of Person forming part of EMG without such prior written consent any of its rights hereunder.

4.6                               Third Parties.  This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto or create or establish any third-party beneficiary hereto.

4.7                               Governing Law.  This Agreement and any claims and causes of action hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

4.8                               Jurisdiction; Waiver of Jury Trial.  In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed.  In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 4.2.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.9                               Specific Performance.  Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

4.10                        Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein.  This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.11                        Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (b) as to such Person or circumstance or in such jurisdiction, such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.12                        Table of Contents; Headings and Captions.  The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.13                        Counterparts.  This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

4.14                        Effectiveness.  This Agreement shall become effective upon the Closing Date.

4.15                        No Recourse.  This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder’s Agreement on the day and year first above written.

COMPANY

CORONADO GLOBAL RESOURCES INC.

By:	/s/ Richard D. Rose

	Name:	Richard D. Rose

	Title:	V.P., Chief Legal Officer & Secretary

[Signature Page to Stockholder’s Agreement]

EMG:

Coronado Group LLC

By:	/s/ Richard D. Rose

	Name:	Richard D. Rose

	Title:	V.P., Chief Legal Counsel & Secretary

[Signature Page to Stockholder’s Agreement]